Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,859,067 shares of common stock to be issued under the 2006 Equity Incentive Plan of eHealth, Inc. of our reports dated March 13, 2009, with respect to the consolidated financial statements of eHealth, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of eHealth, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

November 19, 2009